Exhibit 12.1

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Income before gain on sale of communities and cumulative effect of change in accounting principle	$64,093	$100,471	$103,825	$163,146	$149,502	$110,575
(Plus) Minority interest in consolidated partnerships	833	999	914	997	1,086	1,231

Earnings before fixed charges	$64,926	$101,470	$104,739	$164,143	$150,588	$111,806

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$240	$503	$527	$472	$461	$526
Interest expense	98,006	134,911	119,666	101,170	81,071	72,461
Interest capitalized	15,335	24,709	29,937	27,635	18,328	21,888
Preferred dividend	6,525	10,744	17,896	40,035	39,779	39,779

Total fixed charges (1)	$120,106	$170,867	$168,026	$169,312	$139,639	$134,654

(Less):
Interest capitalized	15,335	24,709	29,937	27,635	18,328	21,888
Preferred dividend	6,525	10,744	17,896	32,497	39,779	39,779

Earnings (2)	$163,172	$236,884	$224,932	$273,323	$232,120	$184,793

Ratio (2 divided by 1)	1.36	1.39	1.34	1.61	1.66	1.37

Exhibit 12.1 (continued)

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Income before gain on sale of communities and extraordinary item	$64,093	$100,471	$103,825	$163,146	$149,502	$110,575
(Plus) Minority interest in consolidated partnerships	833	999	914	997	1,086	1,231

Earnings before fixed charges	$64,926	$101,470	$104,739	$164,143	$150,588	$111,806

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$240	$503	$527	$472	$461	$526
Interest expense	98,006	134,911	119,666	101,170	81,071	72,461
Interest capitalized	15,335	24,709	29,937	27,635	18,328	21,888

Total fixed charges (1)	$113,581	$160,123	$150,130	$129,277	$99,860	$94,875

(Less):
Interest capitalized	15,335	24,709	29,937	27,635	18,328	21,888

Earnings (2)	$163,172	$236,884	$224,932	$265,785	$232,120	$184,793

Ratio (2 divided by 1)	1.44	1.48	1.50	2.06	2.32	1.95